Exhibit 99.1

CONTACTS:

Insignia Solutions

Financial Dynamics

Linda Potts, Chief Financial Officer	Investors: Teresa Thuruthiyil
(510) 360-3700	(415) 439-4500

Insignia Solutions Reports Third Quarter
2003 Financial Results

FREMONT, Calif., October 29, 2003– Insignia Solutions® (Nasdaq: INSG) today reported financial results for the third quarter ended September 30, 2003.

Results for the third quarter of 2003 reflect the Company’s ongoing focus on developing and commercializing its Secure System Provisioning (SSP) product.  Insignia had $201,000 of license revenue in the third quarter of 2003, representing the Company’s portion of shared revenue from its Java Virtual Machine (JVM) product that was sold in April 2003.  The net loss in the third quarter was $1.7 million, or a loss of $0.08 per share. As of September 30, 2003, the Company increased its cash and cash equivalents to $1.5 million, as result of warrant exercises and sale of stock.

Mark McMillan, Chief Executive Officer of Insignia Solutions, commented, “Insignia’s formation of strategic relationships with major mobile phone operating system vendors, including Symbian and Mentor Graphics Corporation’s Accelerated Technology, helps expedite the proliferation of mobile phones capable of offering over-the-air upgrade capabilities. The third quarter launch of the SSP On Demand service hosted by Metrowerks enables us to capitalize on that population of SSP enabled devices and solve critical problems for both phone manufacturers and mobile operators, expanding the total available market. A compelling value proposition for the entire industry, our SSP solution is expected to ultimately lower costs for phone manufacturers and operators while improving customers’ experience due to increased phone capabilities and significantly less “down” time.

“We are judiciously controlling operating expenses as our business continues to ramp.  We are planning to close another financing before the end of the year to provide us with additional working capital and to advance the pace of our growth,” concluded Mr. McMillan.

Recent Highlights:

•                  The Company joined the Symbian Companion Technology Program whereby Insignia’s royalty-free SSP client software will be provided by Symbian alongside releases of Symbian OS to its licensees.

•                  Insignia Solutions and Accelerated Technology®, the Embedded Systems Division of Mentor Graphics Corporation, announced that Insignia has licensed its SSP client software technology to Accelerated to be included with its Nucleus™ real-time operating system (RTOS) for mobile phones.

Insignia Solutions Announces Q3 2003 Financial Results

•                  Metrowerks Corporation announced plans to extend its wireless solution portfolio by hosting, selling and marketing a service from Insignia Solutions that enables phone manufacturers to remotely repair software on mobile devices across multiple networks.  SSP On Demand is expected to be marketed, sold and supported by Metrowerks through its worldwide sales force. Insignia’s server software solution is planned to be hosted and managed at Metrowerks’ hosting centers, which already provide managed developer services for several major phone manufacturers and wireless operators.

Conference Call

Insignia Solutions will host a conference call today at 2:00 p.m., Pacific Time.  A live webcast will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com.  An on demand archive of the call will be available at the website.

About Insignia Solutions

Insignia provides an essential ingredient to mobile operators and terminal manufacturers by enabling Over-The-Air Repair of a growing complex and diverse community of devices on the network. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world.  The company is headquartered in Fremont, California with R&D and European operations based in the United Kingdom.  For additional information about Insignia or its products please visit http://www.insignia.com.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s reliance on the successful introduction of its Secure System Provisioning (“SSP”) product line, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

Tables follow

INSIGNIA  SOLUTIONS  PLC

CONDENSED  CONSOLIDATED  STATEMENTS  OF  OPERATIONS

(amounts  in thousands,  except  per  share  amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net revenues:
License	$201	$736	$393	$5,271
Service	—	277	187	1,178

Total net revenues	201	1,013	580	6,449

Cost of net revenues:
License	70	124	221	1,852
Service	—	100	52	549

Total cost of net revenues	70	224	273	2,401

Gross profit	131	789	307	4,048
	65%	78%	53%	63%
Operating expenses:
Sales and marketing	423	1,262	1,329	4,475
Research and development	670	1,677	2,695	4,258
General and administrative	665	666	2,195	2,571
Restructuring	(19)	213	480	213

Total operating expenses	1,739	3,818	6,699	11,517

Operating loss	(1,608)	(3,029)	(6,392)	(7,469)

Interest income (expense), net	(14)	17	(27)	65
Other income (expense), net	(119)	2	3,423	103

Loss before income taxes	(1,741)	(3,010)	(2,996)	(7,301)

Benefit from income taxes	(90)	(132)	(419)	(1,964)

Net loss	$(1,651)	$(2,878)	$(2,577)	$(5,337)

Net loss per share
Basic	$(0.08)	$(0.14)	$(0.13)	$(0.27)
Diluted	$(0.08)	$(0.14)	$(0.13)	$(0.27)

Weighted average shares and share equivalents:
Basic	20,634	20,062	20,272	19,887
Diluted	20,634	20,062	20,272	19,887

INSIGNIA  SOLUTIONS PLC

CONDENSED  CONSOLIDATED  BALANCE  SHEETS

(amounts  in  thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$1,471	$726
Restricted cash	20	250
Accounts receivable, net of allowances of $24 and $50, respectively	35	931
Other receivable	1,900	—
Tax receivable	274	702
Prepaid royalties	2,211	1,000
Prepaid expenses	319	695
Other current assets	393	438
Total current assets	6,623	4,742

Property and equipment, net	157	230
Prepaid royalties	—	1,381
Other noncurrent assets	—	100
	$6,780	$6,453

LIABILITIES, MANDATORY REDEEMABLE WARRANTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$641	$665
Accrued liabilities	721	950
Accrued severance	97	—
Note payable	1,000	—
Deferred revenue	912	534
Income taxes payable	187	191
Total current liabilities	3,558	2,340

Contingencies (Note 6)

Mandatorily redeemable warrants	38	1,440

Shareholders’ equity:
Ordinary shares	7,726	6,444
Additional paid-in capital	61,707	59,901
Accumulated deficit	(65,788)	(63,211)
Other accumulated comprehensive loss	(461)	(461)
Total shareholders’ equity	3,184	2,673

	$6,780	$6,453